Exhibit (b)(2)
MORGAN STANLEY SENIOR FUNDING, INC.
1585 Broadway
New York, New York 10036
March 1, 2010
Merge Healthcare Incorporated
6737 West Washington Street
Suite 2250
Milwaukee, Wisconsin 53214
Project Alta Vista
Amendment to Commitment Letter
$200,000,000 Senior Secured Bridge Facility
Ladies and Gentlemen:
     This letter (this “Letter”) is delivered to you in connection with the Commitment Letter dated February 20, 2010 (together with the attached Term Sheets, the “Commitment Letter”) between the undersigned and you regarding a secured senior bridge facility in an aggregate principal amount of up to $200,000,000 (the “Bridge Facility”), for the purpose of financing the proposed acquisition (the “Acquisition”) of 100% of the outstanding capital stock of AMICAS, Inc. (the “Target”). Capitalized terms used herein and not defined shall have the meanings set forth in the Commitment Letter. In connection with, and in consideration of the agreements contained in, the Commitment Letter, you agree with MSSF as follows:
          1. Amendment to Commitment Letter. The second and third sentence of the first paragraph of Section 10 of the Commitment Letter is hereby deleted in its entirety and replaced with the following:
Thereafter, the commitments and other obligations of the Commitment Party set forth in this Commitment Letter shall automatically terminate unless each of the Lenders shall in their discretion agree to an extension, upon the earliest to occur of (i) the execution and delivery of Financing Documentation by all of the parties thereto and the consummation of the Acquisition; (ii) August 2, 2010, if the Financing Documentation shall not have been executed and delivered by all such parties thereto; provided that such date shall be extended to October 1, 2010 if as of August 2, 2010 any waiting period (and any extension thereof) applicable to the consummation of the Offer (as defined in the Acquisition Agreement) under the HSR Act (as defined in the Acquisition Agreement) shall not have expired or been terminated so long as you are in compliance with your obligations under the Fee Letter on such date; and (iii) the date of termination or abandonment of the Acquisition Agreement. In addition, the Commitment Party’s commitment hereunder to provide the Bridge Facility will terminate upon the issuance of all the Notes.

          2. Governing Law etc. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. ANY
     We are pleased to have given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, MORGAN STANLEY SENIOR FUNDING, INC.
By:	/s/ Andrew W. Earls
	Name:	Andrew W. Earls
	Title:	Authorized Signatory

Agreed to and accepted as of
the date first written above:

MERGE HEALTHCARE INCORPORATED

By:	/s/ Justin Dearborn

Name: Justin Dearborn
Title: CEO
SIGNATURE PAGE TO COMMITMENT LETTER